EXHIBIT 10.28

EXECUTIVE OFFICER COMPENSATION

1) Base Salary

The Board of Directors annually reviews each executive officer’s salary. The Board considers the following with respect to the determination of an individual executive officer’s base salary:  performance and contribution to the Company, including length of service in the position, comparative compensation levels of other companies, including periodic compensation studies performed by independent compensation and benefit consultants, overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent, historical compensation and performance levels for the Company; and a desire to adhere to Internal Revenue Code Section 162(m) regulations on deductible compensation, thus maximizing the Company’s ability to receive federal income tax deductions.

Companies used in comparative analyses for the purpose of determining each executive officer’s salary are selected periodically with the assistance of professional compensation consultants. Selection of such companies is based on a variety of factors, including market capitalization, revenue size and industry classification.  The Board of Directors believes that the Company’s primary competitors for executive talent are companies with a similar market capitalization and, accordingly, relies on a broad array of companies in various industries for comparative analyses. 2008 base salary for the named executive officers is $999,000, each, for Melvin J. Gordon, Ellen R. Gordon and John W. Newlin, $990,000  for Thomas E. Corr, and $751,000 for G. Howard Ember.

2) Annual Incentives and Other Awards

Effective January 1, 1997, the Compensation Committee established the Tootsie Roll Industries, Inc. Bonus Incentive Plan.  In 2006, the shareholders approved the Management Incentive Plan to replace the previous Bonus Incentive Plan for 2007 and future years.  The Management Incentive Plan was adopted to ensure the tax deductibility of the annual bonus that may be earned by executive officers of the Company.  Under the Plan, certain key employees (including employees who are also directors) designated by the Compensation Committee may receive annual incentive compensation determined by pre-established objective performance goals.  This year, all executive officers named in the summary compensation table included in the proxy statement were eligible for the Management Incentive Plan.  Performance goals were based on the measures, objectives and financial criteria discussed below.

Annual incentive bonuses to executive officers and/or CAP and split dollar insurance awards for all executive officers are made at the discretion of the Board of Directors in order to recognize and reward each executive officer’s contribution to the Company’s overall performance in terms of both financial results and attainment of individual and Company goals.  The annual cash incentive bonus is designed to reward executives, as well as other management personnel, for their contributions to the Company’s financial performance during the recently completed year.

The annual CAP award and/or split dollar life insurance program is principally designed to provide an incentive to executive officers to achieve both short-term and long-term financial and other goals, including strategic objectives.  These programs are also designed to provide an incentive for the executive to remain with the Company on a long-term basis. These awards are determined by the Board of Directors based on the performance of the Company and the executive’s contribution to the growth and success of the Company.

The Board of Directors considers both achievement of strategic objectives and financial performance measures in determining compensation levels. The following measures of Company performance are considered in the determination of bonuses and awards:  earnings per share, increase in sales of core brands and total sales, return on assets, return on equity; and net earnings as a percentage of sales.

3) Other

Each named executive officer is provided an automobile except for Mr. and Mrs. Gordon who share an automobile and are provided with the services of a driver.  As disclosed in the proxy, Mr. and Mrs. Gordon also share the use of a corporate apartment in connection with travel to their Chicago offices and share the use of a corporate aircraft in connection with such travel and other business and personal purposes.